                      AMENDMENT TO SHARE PLEDGE AGREEMENT

         AMENDMENT (the "Amendment"), dated as of December 18, 1998, to the Share Pledge Agreement (the "Share Pledge Agreement"), dated as of November 27, 1996, originally by and between Statia Terminals International N.V., a company incorporated under the laws of the Netherlands Antilles having its corporate seat in Curacao (the "Original Pledgor"), and Marine Midland Bank, a New York banking corporation and trust company having its registered office at 140 Broadway, 12th Floor, New York, NY 10005-1180, as trustee (the "Pledgee"), and, as amended by this Amendment, by and among the Original Pledgor the Pledgee and Statia Terminals Delaware, Inc. ,a company incorporated under the laws of Delaware having its registered office at 306 South State Street, Dover Delaware ("STDI"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Share Pledge Agreement.

                                  WITNESSETH:

         WHEREAS, all of the outstanding shares of Statia Terminals Corporation N.V. (the "Company") have been pledged by the Original Pledgor to the Pledgee pursuant to the Share Pledge Agreement to secure the obligations of the Original Pledgor under the Notes, the Indenture and certain other documents;

         WHEREAS, the Company desires to issue certain voting preferred shares described on Schedule I attached hereto (the "Preferred Shares") to STDI in order to obtain certain United States social security benefits for its employees and the employees of certain of its subsidiaries;

         WHEREAS, the creation of the Preferred Shares requires an amendment to the Articles of Association of the Company, and Section 5.1 of the Share Pledge Agreement prohibits the Pledged Shares from being voted in favor of any amendment to the Articles of Association without the prior written approval of the Pledgee;

         WHEREAS, Section 6.2 of the Share Pledge Agreement effectively prohibits the issuance of any additional shares by the Company except to the Original Pledgor;

         WHEREAS, Section 9.01 of the Indenture permits amendment of the Share Pledge Agreement without the consent of any holder of the Notes in order to make any change that does not adversely affect the rights of any holders of Notes;

         WHEREAS, STDI is a Subsidiary Guarantor of the Notes; and

         WHEREAS, the preferred shares will, upon issuance, be pledged by STDI to the Pledgee pursuant to this Amendment, thereby continuing the pledge of all outstanding shares of the Company under the Share Pledge Agreement;

         NOW, THEREFORE, the parties hereto agree as follows for the benefit of each other party and for the equal and ratable benefit of the holders of the
Notes:

         1. Pledgee Approval. Pursuant to Section 5.1 of the Share Pledge Agreement, the Pledgee hereby approves of the voting by the Original Pledgor of the Pledged Shares in favor of an amendment to the Articles of Association of the company to permit the creation and issuance of the Preferred Shares.

         2. Amendment. The Share Pledge Agreement is hereby amended as follows:

         (a) Section 6.2 of the Share Pledge Agreement is hereby amended by adding the following words in clause (i) after the phrase "except to Pledgor":

         ", provided, however, that the Company may issue preferred shares of the Company to Statia Terminals Delaware, Inc. ("STDI") if such preferred shares are, upon issuance, pledged to Pledgee under this Pledge Agreement,"

         (b) Upon issuance of the Preferred Shares to STDI, STDI shall be deemed added as a party to the Share Pledge Agreement, and all references in the Share Pledge Agreement to "the Pledgor" shall be amended to be references to "the Pledgors", which term shall mean both the Original Pledgor and STDI, and any singular verb relating to the Pledgors shall be amended to read the same in plural.

         (c) STDI hereby agrees to pledge all of the Preferred Shares, when issued, to the Pledgee, and the Pledgee agrees to accept the pledge over such shares, and STDI agrees to take all necessary action to effect the foregoing. For such purpose (i) STDI hereby grants a power of attorney to the Company to sign any documents or agreements and take such other action as may be necessary to effectuate the pledge over the Preferred Shares and (ii) the Pledgee hereby grants a power of attorney to the Company to sign such documents as may be necessary to effectuate the acceptance by the Pledgee of the pledge over the Preferred Shares.

         3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Netherlands Antilles.

         4. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

         5. Share Pledge Agreement Not Otherwise Amended. The terms and provisions of the Share Pledge Agreement not amended hereby shall continue to remain in full force and effect.

         6. References. From and after the date hereof, all references in the Share Pledge Agreement shall be deemed to be references to the Share Pledge Agreement as amended hereby.

         7. The Pledgee. The Pledgee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Pledgors.


                                    * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 18th day of December, 1998.


                                STATIA TERMINALS INTERNATIONAL N.V.

                                By /s/ Justin B. Wender
                                   ------------------------------
                                   Title: Managing Director

                                By /s/ James G. Cameron
                                   ------------------------------
                                   Title: Managing Director

                                MARINE MIDLAND BANK, in its capacity
                                  as trustee, as pledgee

                                By /s/ Frank J. Godino
                                   ------------------------------
                                   Title: Vice President

                                STATIA TERMINALS DELAWARE, INC.

                                By /s/ James G. Cameron
                                   ------------------------------
                                   Title: President

                            SCHEDULE 1 TO AMENDMENT

                              Shares to be Pledged


---------------------------------------------------------------------------------------------------
Issuer          Description      Share Nos./          Par Value    No. of Shares     Percentage of
                of Shares        Certificate Nos.                                   all Capital of
                                                                                        Issuer
---------------------------------------------------------------------------------------------------
Statia          Preferred        ______________        US$1.00         670                 10%
Terminals
Corporation
N.V.